Exhibit 99.1

American Public Education Reports Fourth Quarter and Full-Year 2012 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--February 28, 2013--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS), which operates through American Military University (AMU) and American Public University (APU) – announced financial results for the quarter and year ended December 31, 2012.

Recent Highlights:

  Net course registrations increased to approximately 105,300 in the fourth quarter of 2012, a year-over-year increase of 10%.
  Net course registrations by new students in the fourth quarter of 2012 were approximately 22,600, a decrease of approximately 8% over the same period of 2011.
  Fourth quarter 2012 revenues increased 14% to $86.0 million, compared to $75.7 million in the fourth quarter of 2011.
  Income from operations before interest income and income taxes in the fourth quarter of 2012 increased 8% to $21.4 million, compared to $19.8 million in the same period of 2011.
  Net income for the fourth quarter of 2012 was $13.2 million, or $0.74 per diluted share, compared to $13.0 million, or $0.71 per diluted share, in the same period of 2011.
  American Public University System received approval from The Higher Learning Commission to offer a Bachelor of Science in Electrical Engineering.

Financial and Other Results:

Total revenues for the fourth quarter of 2012 increased 14% to $86.0 million, compared to total revenues of $75.7 million in the fourth quarter of 2011. Income from operations before interest income and income taxes in the fourth quarter of 2012 increased 8% to $21.4 million, compared to $19.8 million in the same period of 2011. Stock-based compensation expense reduced operating income by $947,000 in the fourth quarter of 2012, and $769,000 in the fourth quarter of 2011.

Net income for the fourth quarter of 2012 was $13.2 million, or $0.74 per diluted share, which includes $0.03 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $13.0 million, or $0.71 per diluted share for the fourth quarter of 2011, including $0.03 per diluted share in stock-based compensation expense, net of tax. The weighted average diluted shares outstanding for the fourth quarter of 2012 and 2011 were approximately 17.8 million and 18.2 million, respectively.

For the twelve months ended December 31, 2012, total revenues were $313.5 million, an increase of 20% compared to total revenues of $260.4 million in the same period of 2011. Income from operations before interest income and income tax for the twelve months ended December 31, 2012 increased to $68.8 million, compared to $62.9 million in the same period of 2011. Stock-based compensation expense reduced each period's operating income by $3.8 million and $3.2 million, respectively.

Net income for the twelve months ended December 31, 2012 increased to $42.3 million, or $2.35 per diluted share, which includes $0.13 per diluted share in stock-based compensation expense, net of tax. This compares to net income of $40.8 million, or $2.23 per diluted share in the same period of 2011, including $0.11 per diluted share in stock-based compensation expense, net of tax. Net income for the full year 2011 included a tax benefit of approximately $1.8 million, or $0.10 per diluted share, resulting from state tax, and research and development tax credits recorded during the third quarter of 2011. The weighted average diluted shares outstanding for the twelve months ended December 31, 2012 and 2011 were approximately 18.0 million and 18.3 million, respectively.

Total cash and cash equivalents as of December 31, 2012 were approximately $114.9 million with no long-term debt. Cash from operations for the twelve months ended December 31, 2012 was approximately $52.9 million, compared to $70.4 million in the same period of 2011. Capital expenditures were approximately $35.0 million for the twelve months ended December 31, 2012, compared to $24.9 million in the prior year period. Depreciation and amortization was $11.1 million for the twelve months ended December 31, 2012 and $9.2 million for the same period of 2011.

Net Course Registrations:
For the three months ended December 31,
	2012	2011	% Change
Net Course Registrations by New Students	22,600	24,600	-8%
Net Course Registrations	105,300	95,800	10%

For the twelve months ended December 31,
	2012	2011	% Change
Net Course Registrations by New Students	86,700	85,200	2%
Net Course Registrations	402,200	343,700	17%

Note: Net course registrations represent the aggregate number of classes in which students remain enrolled after the date by which they may drop the course without financial penalty. Net course registrations and net course registration growth rates include registrations for certain one-credit courses (non-lab courses) and other non-credit registrations in the current and prior year periods.

First Quarter 2013 Outlook:

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates first quarter 2013 net course registrations by new students to decline between -7% and -5% year-over-year; net course registrations to increase between approximately 7% and 10% year-over-year; revenues to increase between approximately 9% and 13% over the prior year period; and net income to be between $0.55 and $0.58 per diluted share.

Webcast:

A live webcast of the Company’s fourth quarter and full-year earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

American Public Education, Inc.

American Public Education, Inc. (NASDAQ: APEI) is an online provider of higher education focused primarily on serving the military and public service communities. American Public University System (APUS), wholly owned by APEI, operates through American Military University (AMU) and American Public University (APU). APUS serves approximately 127,000 adult learners worldwide and offers 87 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, and liberal arts. Nationally recognized for its best practices in online higher education, APUS provides an affordable education through classes taught by experienced faculty who are committed to the academic achievement of their students.

American Public University System is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (www.ncahlc.org). For more information about APUS graduation rates, median debt of students who completed programs, and other important information, visit www.apus.edu/disclosure.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected revenues and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	December 31,
	2012	2011
	(Unaudited)

Revenues	$86,000	$75,667
Costs and expenses:
Instructional costs and services	29,654	26,152
Selling and promotional	16,485	12,403
General and administrative	15,424	14,769
Depreciation and amortization	3,015	2,500

Total costs and expenses	64,578	55,824

Income from operations before interest income and income taxes	21,422	19,843
Interest income, net	118	22

Income before income taxes	21,540	19,865
Income tax expense	8,279	6,880
Investment, net of taxes	(86)	-

Net income	$13,175	$12,985

Net Income per common share:
Basic	0.73	$0.73

Diluted	0.74	$0.71

Weighted average number of common shares:
Basic	18,019	17,844

Diluted	17,836	18,226

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Twelve Months Ended
	December 31,
	2012	2011
	(Unaudited)

Revenues	$313,516	$260,377
Costs and expenses:
Instructional costs and services	110,192	95,216
Selling and promotional	59,761	44,713
General and administrative	63,615	48,350
Depreciation and amortization	11,146	9,239

Total costs and expenses	244,714	197,518

Income from operations before interest income and income taxes	68,802	62,859
Interest income, net	135	109

Income before income taxes	68,937	62,968
Income tax expense	26,528	22,211
Investment, net of taxes	(86)	-

Net income	$42,323	$40,757

Net Income per common share:
Basic	$2.38	$2.28

Diluted	$2.35	$2.23

Weighted average number of common shares:
Basic	17,772	17,877

Diluted	18,041	18,295

CONTACT:
American Public Education, Inc.
Harry T. Wilkins, CPA
Executive Vice President and Chief Financial Officer
304-724-3722
or
Christopher L. Symanoskie
Vice President, Investor Relations
703-334-3880